Exhibit 21.5

	Subsidiaries of Ecology and Environment, Inc. (the “Company”) as of July 31, 2016

		Percentage of Subsidiary Capital Stock Owned by the Company

1.	Ecology & Environment Engineering, Inc. (a Colorado corporation)	100%

2.	Gestión Ambiental Consultores S.A. (a corporation formed under the laws of Chile)	55.01%

3.	ecology and environment do brasil Ltda. (a limited liability partnership formed under the laws of Brazil)	72%

4.	Walsh Environmental, LLC (a limited liability company formed under the laws of Colorado)	100%

5.	Gustavson Associates, LLC (a limited liability company formed under the laws of Colorado)	83.6% (*)

6.	Lowham-Walsh Engineering & Environment Services, LLC (a limited liability company formed under the laws of Wyoming)	80.56% (*)

7.	Walsh Peru, S.A. Ingenieros y Cientificos Consultores (a corporation formed under the laws of Peru)	74.78% (*)

8.	Servicios Ambientales Walsh, S.A. (a corporation formed under the laws of Ecuador)	51% (*)

9.	Ecology and Environment International Services, Inc. (a Delaware corporation)	100%

10.	Tianjin Green Engineering Company (a limited liability company formed under the laws of the People's Republic of China)	50%

11.	Consortium of International Consultants, LLC (a limited liability company formed under the laws of Delaware)	98%

12.	E & E Consulting, Inc. (formed under the laws of British Columbia, Canada)	100%

13.	Ecology and Environment de Mexico, S.A. de C.V. (a corporation formed under the laws of Mexico)	99.998%

14.	Ecology & Environment of Saudi Arabia Co. Ltd. (a limited liability company formed under the laws of Saudi Arabia)	66 2/3%

(*)	Listed percentage owned by Walsh Environmental Scientist & Engineers, LLC.